SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 13, 2007

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OIL STATES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16337 (Commission File Number)	76-0476605 (I.R.S. Employer Identification No.)

Three Allen Center 333 Clay Street, Suite 4620 Houston, Texas 77002 (Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (713) 652-0582

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 13, 2007, Oil States International, Inc. (the “Company”) entered into an Incremental Assumption Agreement (the “Agreement”) with the lenders and other parties to its existing credit agreement dated as of October 30, 2003 (the “Credit Agreement”) in order to exercise the accordion feature (the “Accordion”) under the Credit Agreement. The Accordion increased the total commitments under the Credit Agreement from $400 million to $500 million. In connection with the execution of the Agreement, the Total U.S. Commitments (as defined in the Credit Agreement) were increased from U.S.$300,000,000 to U.S.$325,000,000, and the Total Canadian Commitments (as defined in the Credit Agreement) were increased from U.S.$100,000,000 to U.S. $175,000,000. A copy of the Agreement is filed herewith as Exhibit 10.12D and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Document

10.12D
Incremental Assumption Agreement dated as of December 13 2007, related to the Credit Agreement among Oil States International, Inc., the lenders named therein and Wells Fargo Bank, N.A., as Lead Arranger, U.S. Administrative Agent and U.S. Collateral Agent; and The Bank of Nova Scotia, as Canadian Administrative Agent and Canadian Collateral Agent; Capital One N.A. and Royal Bank of Canada, as Co-Syndication Agents and JP Morgan Chase Bank, N.A. and Calyon New York Branch, as Co-Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2007

OIL STATES INTERNATIONAL, INC.

By:	/s/ Bradley J. Dodson
Name:	Bradley J. Dodson
Title:	Vice President, Chief Financial Officer and
Treasurer

Index to Exhibits

Exhibit Number	Description of Document

10.12D
Incremental Assumption Agreement dated as of December 13, 2007, related to the Credit Agreement among Oil States International, Inc., the lenders named therein and Wells Fargo Bank, N.A., as Lead Arranger, U.S. Administrative Agent and U.S. Collateral Agent; and The Bank of Nova Scotia, as Canadian Administrative Agent and Canadian Collateral Agent; Capital One N.A. and Royal Bank of Canada, as Co-Syndication Agents and JP Morgan Chase Bank, N.A. and Calyon New York Branch, as Co-Documentation Agents.